November 27, 1995 Securities and
Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

     Re:  Prudential IncomeVertible  Fund, Inc.
          Rule 24f-2 Notice

     On behalf of Prudential IncomeVertible Fund, Inc., enclosed for filing under the Investment Company Act of 1940 are:
     (1)  One copy of the Rule 24f-2 Notice; and

     (2)  Opinion of counsel to the Fund.

     These documents have also been filed using the EDGAR system.

     Please acknowledge receipt of this filing by stamping a copy of this letter and returning it in the enclosed self-addressed postage paid envelope.

                                Very truly yours,


                                   /s/ Marguerite E. H. Morrison
                                    Marguerite E.H. Morrison

MM/ln
Enclosures